 Exhibit 23.3

CONSENT OF QUALIFIED PERSON

The undersigned, Glen Kuntz, hereby states as follows:

I, Glen Kuntz, assisted with the preparation of the “Mineral Resource Estimate” with an effective date of February 19, 2019 (the “Mineral Resource Summary”), portions of which are extracted or summarized (the “Summary Material”) in NioCorp Developments Ltd.’s (the “Company”) Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

I hereby consent to the incorporation by reference of the Mineral Resource Summary and the Summary Material into the Company’s Registration Statement on Form S-3 to which this consent is filed as an exhibit and the reference to my name and the name of Nordmin Engineering Ltd. under the caption “Experts” in the prospectus forming part of such Registration Statement on Form S-3.

Date: June 21, 2021	By:	/s/ Glen Kuntz

Name: Glen Kuntz, P. Geo Title: Consulting Specialist – Geology/Mining, Nordmin Engineering Ltd.